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EXHIBIT 11.1

PLUMA, INC.

Computation of Earnings Per Share
--------------------------------------------------------------------------------

                                                          (Unaudited)
                                                         Three Months
                                                        Ended March 31
                                                     1997              1996
Income available to common shareholders:
 Net income available to common shareholders    $    864,435      $     78,055
                                                ------------      ------------
Weighted average common shares outstanding:
 Common shares outstanding                      $  5,899,185      $  5,315,852
                                                ------------      ------------
 Assumed exercise of stock options                     --               --
                                                ------------      ------------
  Total                                         $  5,899,185      $  5,315,852
                                                ============      ============
Earnings per common share and common
 equivalent - primary and fully diluted         $       0.15      $       0.01
                                                ============      ============


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